          PURCHASE AND ASSUMPTION AGREEMENT



                        AMONG



            CENTURA BANK,  TRIANGLE BANK

                         AND

                  FIRST SOUTH BANK

             PURCHASE AND ASSUMPTION AGREEMENT
             ---------------------------------

ARTICLE I - TRANSFER OF ASSETS AND LIABILITIES

     Section 1.1.   Transferred Assets
     Section 1.2.   Purchase Price
     Section 1.3.   Deposit Liabilities
     Section 1.4.   Loans Transferred
     Section 1.5.   Safe Deposit Business
     Section 1.6.   Employee Matters
     Section 1.7.   Records and Data Processing
     Section 1.8.   Security
     Section 1.9.   Taxes and Fees; Proration of Certain
                    Expenses
     Section 1.10.  Real Property

ARTICLE II - CLOSING AND EFFECTIVE TIME
     Section 2.1.   Effective Time
     Section 2.2.   Closing
     Section 2.3.   Post-Closing Adjustments

ARTICLE III - INDEMNIFICATION
     Section 3.1.   Seller's Indemnification of Purchaser
     Section 3.2.   Purchaser's Indemnification of Seller
     Section 3.3.   Claims for Indemnity
     Section 3.4.   Limitations on Indemnification

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER
     Section 4.1.   Corporate Organization
     Section 4.2.   No Violation
     Section 4.3.   Corporate Authority
     Section 4.4.   Enforceable Agreement
     Section 4.5.   No Brokers
     Section 4.6.   Personal Property
     Section 4.7.   Real Property
     Section 4.8.   Condition of Property
     Section 4.9         Loans
     Section 4.10   Environmental Matters
     Section 4.11   Litigation and Claims
     Section 4.12.  Limitation of Representations and
                    Warranties
     Section 4.13   No Agreements with Customers

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Section 5.1.   Corporate Organization
     Section 5.2.   No Violation

     Section 5.3.   Corporate Authority
     Section 5.4.   Enforceable Agreement
     Section 5.5.   No Brokers

ARTICLE VI - OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE
TIME
     Section 6.1.   Full Access
     Section 6.2    Delivery of Magnetic Media Records
     Section 6.3.   Application for Approval to Effect
                    Purchase of Assets and Assumption of
                    Liabilities
     Section 6.4.   Conduct of Business; Maintenance of
                    Properties
     Section 6.5.   No Solicitation by Seller
     Section 6.6.   Further Actions
     Section 6.7.   Fees and Expenses
     Section 6.8.   Breaches with Third Parties
     Section 6.9.   Insurance
     Section 6.10.  Public Announcements
     Section 6.11.  Tax Reporting

ARTICLE VII - CONDITIONS TO PURCHASER'S OBLIGATION
     Section 7.1.   Representations and Warranties True
     Section 7.2.   Obligations Performed
     Section 7.3.   No Adverse Litigation
     Section 7.4.   Regulatory Approval
     Section 7.5    Data Processing Conversion and Item
                    Processing

ARTICLE VIII - CONDITIONS TO SELLER'S OBLIGATIONS
     Section 8.1.   Representations and Warranties True
     Section 8.2.   Obligations Performed
     Section 8.3.   No Adverse Litigation
     Section 8.4.   Regulatory Approval

ARTICLE IX - TERMINATION
     Section 9.1.   Methods of Termination
     Section 9.2.   Procedure Upon Termination
     Section 9.3.   Payment of Expenses

ARTICLE X - MISCELLANEOUS PROVISIONS
     Section 10.1.  Amendment and Modification
     Section 10.2.  Waiver or Extension
     Section 10.3.  Assignment
     Section 10.4.  Confidentiality
     Section 10.5.  Addresses for Notices, Etc.
     Section 10.6.  Counterparts
     Section 10.7.  Headings
     Section 10.8.  Governing Law

     Section 10.9.  Sole Agreement
     Section 10.10. Severability
     Section 10.11. Parties in Interest

          PURCHASE AND ASSUMPTION AGREEMENT
          ---------------------------------

     THIS PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement") is entered into as of December 10, 1999 by and among CENTURA BANK, a state chartered banking corporation having its principal offices in Rocky Mount, North Carolina, TRIANGLE BANK, a state chartered banking corporation having its principal offices in Raleigh, North Carolina (collectively, "Seller"), and FIRST SOUTH Bank, a state chartered banking corporation having its principal offices in Washington, North Carolina ("Purchaser"):


                       WITNESSETH:
                       ----------

     WHEREAS, Seller wishes to divest, upon the terms and conditions set forth herein, certain assets and certain deposit and other liabilities of the offices (the "Banking Centers") listed on Exhibit I which is attached hereto and incorporated herein by reference;

     WHEREAS, Purchaser wishes to buy such assets and assume the deposits and other liabilities of the Banking Centers pursuant to the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, Seller and Purchaser agree as follows:


                      ARTICLE I
                      ---------
         TRANSFER OF ASSETS AND LIABILITIES
         ----------------------------------

Section 1.1. Transferred Assets.
-----------  ------------------

   (a) As of the Effective Time (as defined in Section 2.1 below) and upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase from Seller, all of the following assets associated with the Banking Centers and identified in this Agreement and the Exhibits hereto, and not otherwise excluded from sale pursuant to the provisions of Subsection 1.l(b) below:


        (1) subject to Section 1.10 hereof, all transferable right, title and interest of Seller in and to all real estate and improvements thereon (including buildings located on leased land) at the Banking Centers (the "Real Property"), together with all rights and appurtenances pertaining thereto, as indicated in Exhibit I;

        (2) except as provided in Section 1.1(b), the furniture, fixtures (including owned and leased
             ATMs), leasehold improvements, equipment and other tangible personal property (including the originals of all documents and records held by Seller relating to the Real Property, Personal Property, Real Property
                             1
             Leases, Equipment Leases, Safe Deposit Contracts, and Deposit Liabilities and other documents listed in Section 1.3(i)) located on or affixed to the Real Property (the "Personal Property") (see
             Exhibit 1.1(a)(2) attached hereto and incorporated herein by reference);

        (3) all leases affecting the Banking Centers, including all leases of real property as reflected in Exhibit I (the "Real Property Leases"), and all equipment leases for equipment located at the Banking Centers (the "Equipment Leases") (see Exhibit 1.1(a)(3) attached hereto and incorporated herein by reference);

        (4) all safe deposit contracts and leases for the safe deposit boxes located at the Banking Centers as of the Effective Time (the "Safe Deposit Contracts");

        (5)  all Loans transferred pursuant to Section 1.4; and

        (6)  all coins and currency located at the Banking
             Centers as of the Effective Time (the "Coins and
             Currency").

   (b) Excluded from the assets, properties and rights being transferred, conveyed and assigned to Purchaser under this Agreement are the assets listed on Exhibit 1.1(b) hereto, Seller's rights in and to the name "Centura", "Triangle Bank" and any of Seller's corporate logos, trademarks, trade names, signs, paper stock, forms and other supplies containing any such logos, trademarks or trade names. In addition, Purchaser may choose not to purchase any fixed assets which it identifies in writing to Seller within 30 days following the date of this Agreement. (All such assets to be excluded under the previous two sentences shall be referred to herein as the "Excluded Assets"). Seller shall coordinate with Purchaser to remove the Excluded Assets from the Banking Centers on or prior to the Effective Time. Seller shall remove the Excluded Assets at its own cost and, apart from making any repairs necessitated by Seller's negligence in removing the Excluded Assets, Seller shall be under no obligation to restore the Banking Centers' premises to their original condition, which shall be the responsibility of Purchaser. Seller also excludes from the sale, the Seller's following equipment: None.

Section 1.2. Purchase Price.
-----------  --------------

   (a)  As consideration for the purchase of the Banking
        Centers, Purchaser shall pay Seller a purchase price equal to the sum of the following:

        (1) Net Book Value (as defined in Section 1.2(d) hereof) as of the Effective Time for the Real
             Property and the Personal Property (net book values as of October 31, 1999 are shown on Exhibits I and 1.1(a)(2).

        (2) A premium for the Deposit Liabilities (as defined in Section 1.3(a) hereof) and franchise value related to the Banking Centers equal to 4.00% of the Deposit Liabilities, except for (i) the Deposit Liabilities represented by those certain accounts shown on Exhibit 1.2(a)(2) attached hereto and incorporated herein by reference and (ii) all public funds deposits taken by the Banking Centers after the date of this Agreement or any renewal of the accounts shown on Exhibit 1.2(a)(2), for which there shall be no premium;

        (3) The Net Book Value (as defined in Section 1.2(d) hereof), including accrued interest, for the Loans as set forth in Section 1.4 hereof; and

        (4)  The face amount of the Coins and Currency.

    (b) In addition, Purchaser shall assume, as of the Effective Time and subject to Section 1.10 below, all of the duties, obligations and liabilities of Seller relating to the Real Property, the Real Property Leases, building leases, the Equipment Leases, the Safe Deposit Contracts, the Deposit Liabilities (including all accrued interest relating thereto) and all assignable operating contracts of the Banking Centers (excluding any master contracts), as listed in Exhibit 1.2(b) attached hereto and incorporated herein by reference; provided, that any cash items paid by Seller and not cleared prior to the Effective Time shall be the responsibility of Seller, subject to the terms of
        Section 1.3 below.

    (c) Seller shall prepare a balance sheet (the "Pre-Closing Balance Sheet") in accordance with generally accepted accounting principles consistently applied as of a date not earlier than 30 calendar days prior to the Effective Time anticipated by the parties (the "Pre-Closing Balance Sheet Date") reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder all based on the Net Book Value of the Real Property, the net book value of the Personal Property and the book value of other assets and liabilities (including book value of leasehold improvements as to any leased buildings). Seller agrees to pay to Purchaser at the Closing (as defined in Section 2.1 hereof), in immediately available funds, the excess amount, if any, of the amount of Deposit Liabilities assumed by Purchaser pursuant to subsection
        (b) above as reflected by the Pre-Closing Balance Sheet over the aggregate purchase price computed in accordance with subsection (a) above, as reflected by the Pre-Closing Balance Sheet. Purchaser agrees to pay Seller at the Closing, in immediately available funds, the excess, if any, of the aggregate purchase price computed in accordance with subsection (a) above, as reflected by the Pre-Closing Balance Sheet over the amount of Deposit Liabilities assumed by Purchaser pursuant to subsection (b) above as reflected by the Pre-Closing Balance Sheet. Amounts paid at Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet (as defined in Section 2.3 hereof).

    (d) For purposes of this Agreement, "Net Book Value" means the value as of the Effective Time determined from the Post-Closing Balance Sheet; provided, however, that such value shall not include the loan loss reserve attributable to any Loan (as defined in Section 1.4 hereof) or any general reserve.

Section 1.3. Deposit Liabilities.
-----------  -------------------

   (a) "Deposit Liabilities" shall mean all of Seller's duties,obligations and liabilities relating to the deposit accounts located at the Banking Centers as of the Effective Time (including accrued but unpaid or uncredited interest thereon) but excluding deposit accounts which have been in overdraft status for 30 days or more. A summary of the Deposit Liabilities showing type of deposit, maturity date, principal amount, and interest rate is attached hereto as Exhibit 1.3(a) and incorporated herein by reference.

   (b) Except for those liabilities and obligations specifically assumed by Purchaser under 1.2(b) above, Purchaser is not assuming any other liabilities or obligations. Liabilities not assumed include, but are not limited to, the following:

        (1) Seller's cashier checks, letters of credit, money orders, interest checks and expense checks issued prior to closing, consignments of U.S. Government "E" and "EE" bonds and any and all traveler's checks.

        (2) Liabilities or obligations with respect to any litigation, suits, claims, demands or governmental proceedings arising, commenced or otherwise applicable to Seller prior to Closing and related to the Banking Centers.

        (3) Deposit accounts associated with lines of credit where the line of credit is excluded in accordance with Section 1.4 (b).

        (4) Deposit accounts associated with qualified retirement plans where Seller is the trustee of such plan or the sponsor of a prototype plan used by such plan.

        (5) Deposit accounts associated with Seller's national or regional account relationships, if any.

        (6) Self-directed individual retirement accounts, if any, it being understood that all other types of IRA Deposit Liabilities are intended to be transferred.

    (c) Seller does not represent or warrant that any deposit customers whose accounts are assumed by Purchaser will become or continue to be customers of Purchaser after the Effective Time.

    (d) Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders timely presented to Purchaser by mail, over the counter or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser; provided that, in the case of any such payments made by Purchaser with respect to checks dated prior to the Effective Time and in amounts of greater than $50,000, where such payments are made by Purchaser on or before ten business days following the Effective Time, Seller shall refund to Purchaser that portion of the premium referred to in Section 1.2(a)(2) herein attributable to such payments.

   (e) If, after the Effective Time, any depositor, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities assumed, shall demand payment from Seller for all or any part of any such assumed Deposit Liabilities, Seller shall not be liable or responsible for making any such payment; provided, that if Seller shall pay the same, Purchaser agrees to reimburse Seller for any such payments, and Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts or withdrawal orders and any such representations or warranties implied by law are hereby expressly disclaimed. Seller and Purchaser shall agree upon a plan to provide for the daily settlement with immediately available funds by Purchaser of checks, drafts, withdrawal orders, returns and other items presented to and paid by Seller within 60 calendar days after the Effective Time and drawn on or chargeable to accounts that have been assumed by Purchaser; provided, however, that Seller shall be held harmless and indemnified by Purchaser for acting in accordance with such plan.

    (f) Purchaser agrees, at its cost and expense, (1) to assign new account numbers to depositors of assumed accounts,
        (2) to notify such depositors, on or before the Effective Time, in a form and on a date mutually acceptable to Seller and Purchaser, of Purchaser's assumption of Deposit Liabilities, and (3) to furnish such depositors with checks on the forms of Purchaser and with instructions to utilize Purchaser's checks and to destroy unused check, draft and withdrawal order forms of Seller. Purchaser shall not provide checks to depositors prior to the Effective Time. If Purchaser so elects, Purchaser may offer to buy from such depositors their unused Seller check, draft and withdrawal order forms. In addition, Seller will notify its affected customers by letter of the pending assignment of Seller's deposit accounts to Purchaser, which notice shall be at Seller's cost and expense and shall be in a form and mailed at a time mutually agreeable to Seller and Purchaser.

    (g) Purchaser agrees to pay promptly to Seller an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to an assumed account as of the Effective Time that are returned to Seller after the Effective Time, provided that Purchaser shall be required to make such payment only up to the balance of funds on deposit with Purchaser at the time Seller makes demand to Purchaser.

    (h) As of the Effective Time, Purchaser will assume and discharge Seller's duties and obligations in accordance with the terms and conditions and laws, rules and regulations that apply to the certificates, accounts and other Deposit Liabilities assumed under this Agreement.

    (i) As of the Effective Time, Purchaser will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Seller's right of access to such records as provided in this Agreement.

    (j) Seller will render a final statement to each depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time; provided, however, that Seller shall not be obligated to render a final statement on any account not ordinarily receiving periodic statements in the ordinary course of Seller's business. Seller will be entitled to impose normal fees and service charges on a per-item basis, but Seller will not impose periodic fees or blanket charges in connection with such final statements.

    (k) Subject to Section 6.11 below, Seller will provide Purchaser 1099 and 1098 data for Purchaser to comply with all laws, rules and regulations regarding 2000 tax reporting of transactions of such accounts through the Effective Time.

    (l) As of the Effective Time, Purchaser, at its expense, will notify all Automated Clearing House ("ACH") originators of the transfers and assumptions made pursuant to the Agreement; provided, however, that Seller may, at its option, notify all such originators itself (on behalf of Purchaser) also at the expense of Purchaser. For a period of 60 calendar days beginning on the Effective Time, Seller will honor all ACH items related to accounts assumed under this Agreement which are mistakenly routed or presented to Seller. Seller will make no charge to Purchaser for honoring such items, and will electronically transmit such ACH data to Purchaser on a daily basis. If Purchaser cannot receive an electronic transmission, Seller will make available daily to Purchaser at Seller's operations Center receiving items from the Automated Clearing House tapes containing such ACH data. Any ACH items presented to Purchaser by Seller which are not posted by the Purchaser shall be the responsibility of the Purchaser to return through its normal ACH return process. Items mistakenly routed or presented after the 60-day period should be returned to the presenting party. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of any ACH items honored by Seller, and Seller shall be held harmless and indemnified by Purchaser for acting in accordance with this arrangement to accept ACH items.

    (m) As of the Effective Time, Purchaser agrees to use its best efforts to collect from Purchaser's customers (i) amounts equal to any Visa or MasterCard charge backs under the MasterCard and Visa Merchant Agreements between Seller and its customers, (ii) amounts equal to any deposit items returned to Seller after the Effective Time which were honored by Seller prior to the Effective Time, and
        (iii) any ACH reclamations. Purchaser shall remit any such amounts so collected to Seller. Purchaser agrees to immediately freeze and remit to Seller any funds, up to the amount of the charged back or returned item that had been previously credited by Seller, if such funds are available at the time of notification by Seller to Purchaser of the charged back or returned item. Notwithstanding the foregoing, Purchaser shall have no duty to remit funds for any item or charge that has been improperly returned or charged to Seller.

Section 1.4. Loans Transferred.
-----------  -----------------

    (a) Seller will transfer to Purchaser as of the Effective Time, subject to the terms and conditions of this Agreement, all of Seller's right, title and interest in loans maintained, serviced and listed in Seller's records as loans of the Banking Centers (collectively, the "Loans"); provided, however, the Loans shall not include any loans described in subsection (b) below. Such Loans (as well as any security interest related thereto) shall be transferred by means of a blanket (collective) assignment and not individually (except as may be otherwise required by law). Purchaser shall inform Seller not less than 30 calendar days prior to the proposed closing of any case in which filing information relating to any collateral for the Loans will be required for preparation of any assignments of liens. A summary of the Loans showing loan type, maturity date, principal amount, and interest rate is attached hereto as Exhibit 1.4(a) and incorporated herein by reference.

    (b) Notwithstanding the provisions of subsection (a) above, the Loans shall not include:

        (1) nonaccruals (which term shall include loans in which the collateral securing same has been repossessed or in which collection efforts have been instituted or, claim and delivery or foreclosure proceedings have been filed);

        (2)  loans 90 calendar days or more past due;

        (3)  loans upon which insurance has been force-placed;

        (4) loans in connection with which the borrower has filed a petition for relief under the United States
             Bankruptcy Code prior to the Effective Time;

        (5) loans identified by Purchaser in writing 30 calendar days or more prior to the Effective Time as not being purchased because of failure to meet the credit standards of Purchaser;

        (6) Letters of Credit, unless specifically accepted by Purchaser, or loans in which the Seller participates with another bank, unless specifically accepted by Purchaser.

    (c) Seller and Purchaser agree that Purchaser will become the beneficiary of credit life insurance written on direct consumer installment loans and coverage will continue to be the obligation of the current insurer after the Effective Time and for the duration of such insurance as provided under the terms of the policy or certificate. If Purchaser becomes the beneficiary of credit life insurance written on direct consumer installment loans, Seller and Purchaser agree to cooperate in good faith to develop a mutually satisfactory method by which the current insurer will make rebate payments to and satisfy claims of the holders of such certificates of insurance after the Effective Time. The parties' obligations in this section are subject to any restrictions contained in existing insurance contracts as well as applicable laws and regulations.

    (d) In connection with the transfer of any loans requiring notice to the borrower, Purchaser and Seller agree to comply with all notice and reporting requirements of the loan documents or of any law or regulation.

    (e) All Loans transferred to Purchaser shall be valued at their Net Book Value, such value to include accrued interest.

    (f) Subject to Section 1.4(l) below, all Loans will be transferred without recourse and without any warranties or representations as to their collectibility or the creditworthiness of any of the obligors of such Loans.

    (g) Purchaser will at its expense issue new coupon books for payment of Loans for which Seller provides coupon books with instructions to utilize Purchaser's coupons and to destroy coupons furnished by Seller.

    (h) For a period of 60 calendar days after the Effective Time, Seller will forward to Purchaser loan payments received by Seller. Purchaser shall reimburse Seller upon demand for checks returned on payments forwarded to Purchaser or on a daily basis through a settlement account established under a working agreement between the parties.

    (i) As of the Effective Time, Seller shall transfer and assign all files, documents and records related to the Loans to Purchaser, and Purchaser will be responsible for maintaining and safeguarding all such materials in accordance with applicable law and sound banking practices.

    (j) If the balance due on any Loan purchased pursuant to this Section 1.4 has been reduced by Seller as a result of a payment by check received prior to the Effective Time, which item is returned after the Effective Time, the asset value represented by the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Purchaser to Seller promptly upon demand.

    (k) Seller shall grant to Purchaser as of the Effective Time a limited power of attorney, in substantially the form attached hereto as Exhibit 1.4(k) (the "Power of Attorney").

    (l) Notwithstanding anything else herein to the contrary, in the event Purchaser, in its sole discretion, determines, within 90 days after it receives the Loan documents from Seller, that any Loans purchased at the Closing (i) should have been excluded pursuant to Section 1.4(b) above at the Effective Time or (ii) subsequent to the Closing but within such 90-day period become subject to one or more of the criteria listed in Section 1.4(b) (with subsection (5) being applicable to any Loans which Purchaser determines fails to meet its credit standards during such 90-day period), Purchaser may require Seller to repurchase such Loans for the net book value of such Loans at the time of notice to Seller. If the balance due on any Loan repurchased pursuant to this Section 1.4(l) has been reduced by Purchaser as a result of a payment by check received prior to the repurchase, which item is returned after the repurchase, the asset value represented by the repurchased Loan shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Seller to Purchaser promptly upon demand.

Section 1.5. Safe Deposit Business.
-----------  ---------------------

    (a) As of the Effective Time, Purchaser will assume and discharge Seller's obligations with respect to the safe deposit box business at the Banking Centers in accordance with the terms and conditions of contracts or rental agreements related to such business, and Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them.

    (b) As of the Effective Time, Seller shall transfer and assign the records related to such safe deposit box business to Purchaser, and Purchaser shall maintain and safeguard all such records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Banking Centers.

    (c) Safe deposit box rental payments (not including late payment fees) collected by Seller before the Effective
        Time shall be prorated as of the Effective Time.

Section 1.6. Employee Matters.
-----------  ----------------

    (a) Subject to Section 10.11 hereof, Purchaser shall offer employment to all employees employed by Seller (does not include temporary agency workers) at the Banking Centers (not including the employees at the Rocky Mount-Franklin Street office, only some of whom may be offered employment) as of the Effective Time (the "Employees"), in their then current functional positions at each office with remuneration not less than current levels (subject to normal salary increases) and benefits generally equivalent to benefits accorded to similarly situated of Purchaser's employees. Nothing herein contained shall be construed as an employment contract enforceable by any Employee. Except for Purchaser's pension plan and ESOP,

        Employees who become employees of Purchaser shall receive full credit for their prior service with Seller under Purchaser's benefit plans and policies, including its vacation and sick leave policies. As of the Effective Time, the Employees who become employees of Purchaser and their dependents, if any, previously covered under Seller's health insurance plan shall be covered (to the extent covered under Seller's plan) under Purchaser's health insurance plan without being subject to any pre-existing condition limitations or exclusions except those excluded under Seller's health insurance plan. Employees who become employees of Purchaser shall not be required to satisfy the deductible and employee payments required by Purchaser's comprehensive medical plan for the calendar year of the Effective Time to the extent of amounts previously credited during such calendar year under comparable plans maintained by Seller. Employees who become employees of Purchaser shall receive full credit for their prior service with Seller for purposes of determining their participation eligibility and vesting rights (but not for benefit accrual purposes) under Purchaser's pension plan; benefits under Purchaser's pension plan shall accrue from the first day of service with Purchaser and shall be based on the number of years of service with Purchaser thereafter. Employees who become employees of Purchaser shall be eligible to participate in Purchaser's ESOP no earlier than October 1, 2000.

    (b) Seller makes no representations or warranties about whether any of the Employees will remain employed at the Banking Centers after the Effective Time. Seller will use its best efforts to maintain the Employees as employees of Seller at the Banking Centers until the Effective Time. Any Employee whose employment shall be terminated for any reason prior to the Effective Time or who shall elect not to be an employee of Purchaser shall be dealt with by Seller in its sole and absolute discretion. Seller agrees that, for a period of 12 months after the Effective Time, it will not solicit for employment any Employee who remains employed by Purchaser. All salaries, benefits, unused (but accrued) vacation, if any, withholding taxes, FICA taxes and any other liabilities of every nature which arise or originate prior to the Closing will be discharged in full by Seller, and Seller agrees to indemnify Purchaser from all liability therefor.

    (c) Purchaser agrees for a period of 12 months after the Effective Time it will not terminate a transferred Employee without cause without paying to such Employee a severance benefit no less than the applicable severance benefit set forth in Exhibit 1.6(c).

Section 1.7. Records and Data Processing.
-----------  ---------------------------

    (a) As of the Effective Time, Purchaser shall become responsible for maintaining the files, documents and records referred to in this Agreement. Purchaser will preserve and safekeep them as required by applicable law and sound banking practice for the joint benefit of Seller and Purchaser. After the Effective Time, Purchaser will permit Seller and its representatives, for reasonable cause, at reasonable times and upon reasonable notice and at Seller's expense, to examine, inspect, copy and reproduce any such files, documents or records as Seller deems reasonably necessary.


    (b) As of the Effective Time, Seller will permit Purchaser and its representatives, for reasonable cause, at reasonable times and upon reasonable notice and at Purchaser's expense, to examine, inspect, copy and reproduce files, documents or records retained by Seller regarding the assets and liabilities transferred under this Agreement as Purchaser deems reasonably necessary.


    (c) It is understood that certain of Seller's records may be available only in the form of photocopies, film copies or other non-original and non-paper media.

Section 1.8. Security.
-----------  --------

     As of the Effective Time, Purchaser shall be solely responsible for the security of and insurance on all persons and property located in or about the Banking Centers. Purchaser reserves the right to make its own security arrangements and not assume any existing agreements between Seller and a security vendor or be responsible for any penalty with respect thereto.

Section 1.9. Taxes and Fees; Proration of Certain Expenses.
-----------  ---------------------------------------------

     Purchaser shall be responsible for the payment of all public authority fees and taxes related to this transaction; except that Purchaser shall not be responsible for, or have any liability with respect to, taxes on any income to Seller arising out of this transaction. Purchaser shall not be responsible for any income tax liability of Seller arising from the business or operations of the Banking Centers before the Effective Time, and Seller shall not be responsible for any tax liabilities of Purchaser arising from the business or operations of the Banking Centers after the Effective Time. Utility payments, telephone charges, real property taxes, personal property taxes, rent, salaries, deposit insurance premiums, other ordinary operating expenses of the Banking Centers and other expenses related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Time. To the extent any such item has been prepaid by Seller for a period extending beyond the Effective Time, there shall be a proportionate monetary adjustment in favor of Seller.

Section 1.10. Real Property.
------------  -------------

    (a) Title and Leasehold Matters.

        (i) Seller agrees to deliver to Purchaser within 15 days after the date of this Agreement copies of all title and/or lease information in possession of Seller, including, but not limited to, title insurance policies, attorneys' opinions on title, surveys, covenants, deeds, Real Property Leases, notes and mortgages and easements relating to the Real Property. Such delivery shall constitute no warranty by Seller as to the accuracy or completeness thereof or that Purchaser is entitled to rely thereon.

        (ii) Purchaser agrees to notify Seller in writing within 30 calendar days prior to the Closing of any mortgages, pledges, material liens, encumbrances, reservations, tenancies, encroachments, overlaps or other title exceptions or zoning or similar land use violations (excluding legal but nonconforming uses) related to the Real Property to which Purchaser reasonably objects (the "Title Defects"). Purchaser agrees that Title Defects shall not include real property taxes not yet due and payable or easements, restrictions, tenancies, and rights of way which do not materially interfere with the use of the Real Property as a Banking Centers. Seller shall make a good faith effort to correct any such Title Defect to Purchaser's reasonable satisfaction at least 10 calendar days prior to Closing; provided, however, that Seller shall not be obligated to bring any lawsuit or make any payments of money (except to pay liens that Seller does not dispute in good faith) to cure a Title Defect. If Seller is unable or unwilling to cure any such Title Defects to Purchaser's reasonable satisfaction, Purchaser shall have the option either to (upon written notice to Seller) receive title in its then existing condition, to accept the assets and assume the liabilities of the Banking Centers without the Real Property on which the Banking is located or to lease the Real Property from Seller for a period of 12 months at fair market rental value in order to allow for relocation of the business to another facility. Upon termination of this Agreement with respect to the Real Property of a Banking Centers pursuant to this Section 1.10, neither party shall have any further liability to the other party under this Agreement with respect to such Real Property and the purchase price shall be adjusted accordingly for the value of the Real Property.

       (iii) Purchaser shall have the right to update title matters at Closing for any changes which may have arisen between the date of Purchaser's original title search and the Closing Date. If such update indicates that any Title Defects have been placed of record since the date of Purchaser's original title search, and Purchaser reasonably objects thereto, then Seller may elect to delay the Closing with respect to the affected Banking for up to 30 calendar days while Seller makes a good faith effort to cure any such Title Defect to Purchaser's reasonable satisfaction; provided that Seller shall not be obligated to bring any lawsuit or make any payments of money (except to pay liens that Seller does not dispute in good faith) to cure a Title Defect. If Seller is unable or unwilling to cure any such Title Defect within such 30 day period, Purchaser shall have the option to receive title in the then existing condition (upon written notice to Seller), to accept the assets and assume the liabilities of the Banking without the Real Property on which the Banking is located (in which event neither party shall have any further liability to the other party under this Agreement with respect to the Real Property of such Banking and the purchase price shall be adjusted accordingly) or to lease the Real Property from Seller for a period of 12 months at fair market rental value in order to allow for relocation of the business to another facility.

   (b)  Environmental Matters.

        Seller shall provide to Purchaser as soon as possible any Phase I and/or other environmental reports on the Real Property in its possession. In addition, Purchaser shall have the right to conduct such investigation of environmental matters with respect to the Real Property as it may reasonably require and shall report the results of any such investigation, together with the existence of any environmental hazard or contamination which impacts the Real Property or the use thereof as a Banking Center, if any, to Seller no later than 30 calendar days prior to the Closing; provided, however, that without the prior written consent of Seller, Purchaser shall not conduct any ground water monitoring or install any test well or undertake any other investigation which requires a permit or license from, or the reporting of the investigation or the results thereof to, a local or state environmental regulatory authority or the United States Environmental Protection Agency. If Purchaser objects to the existence of any environmental hazard or contamination which materially impacts the Real Property or the use thereof as a Banking Centers, Seller shall have the right, but not the obligation, to cure any such matter which is discovered by Purchaser's investigation at Seller's expense. If Seller either refuses to give such written consent or refuses to cure, Purchaser shall have the option either to purchase the Real Property in its then existing condition (upon written notice to Seller) with respect to the Banking Centers at which the Real Property affected by such refusal is located, to accept the assets and assume the liabilities of the Banking Centers without the Real Property on which the Banking Centers is located (in which event neither party shall have any further liability to the other under this Agreement with respect to the Real Property on which such Banking Centers is located and the purchase price shall be adjusted accordingly) or to lease the Real Property from Seller for a period of 12 months at fair market rental value in order to allow for relocation of the business to another facility.


                     ARTICLE II
                     ----------
             CLOSING AND EFFECTIVE TIME
             --------------------------

Section 2.1. Effective Time.
-----------  --------------

     The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the "Closing") to be held at the offices of Seller in Raleigh, North Carolina, at 10:00 a.m. local time on the first Friday following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired and all material terms and conditions in the Agreement have been satisfied, or at such other place, time or date on which the parties shall mutually agree. The effective time (the "Effective Time") shall be 2:00 p.m., local time, on the day on which the Closing occurs (the "Closing Date").

Section 2.2. Closing.
-----------  -------

    (a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

    (b) At the Closing, subject to all the terms and conditions of this Agreement, Seller shall deliver to Purchaser or, in the case of subsections (b)(5)(ii), (6), (7) and
        (10), make reasonably available to Purchaser:

        (1) (i) With respect to Real Property owned by Seller, a special warranty deed transferring title to such Real Property to Purchaser;

              (ii) With respect to Real Property leased by Seller, the original lease agreements held by Seller, an assignment or sublease of each of the lease agreements, and all rights thereunder, together with all required lessor consents in connection therewith (the "Lease Agreements");

        (2) A Bill of Sale, in substantially the form attached hereto as Exhibit 2.2(b)(2) (the "Bill of Sale"), transferring to Purchaser all of Seller's interest in the Personal Property and in the Loans;

        (3) An Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 2.2(b)(3) (the "Assignment and Assumption Agreement"), assigning Seller's interest in the Equipment Leases, the Real Property Leases, the Safe Deposit Contracts, and the Deposit Liabilities, together with the original records of all such Equipment Leases, Real Property Leases, Safe Deposit Contracts, and Deposit Liabilities held by Seller;

        (4) Consents, in form and substance satisfactory to Purchaser, from third persons that are required to effect the assignments set forth in the Assignment and Assumption Agreement, including but not limited to, the lessors under the Equipment Leases and the Real Property Leases (to the extent required by such leases);

        (5)  (i) Seller's keys to the safe deposit boxes and
             (ii) Seller's records (including all contracts)
              related to the safe deposit box business at the Banking Centers;

        (6) Seller's files, documents and records related to the Loans;

        (7) Seller's records (including all signature cards and other documents referred to in Section 1.3(i)) related to the deposit accounts assumed by Purchaser;

        (8) Immediately available funds in the net amount shown as owing to Purchaser by Seller on the Closing Statement, if any;

        (9)   The Coins and Currency;

        (10) Such of the other assets to be purchased as shall be capable of physical delivery, together with such documents or instruments of transfer as Purchaser shall reasonably request to vest title in Purchaser;

        (11) A certificate of a proper officer of Seller, dated as of the date of Closing, certifying to the fulfillment of all conditions which are the obligation of Seller and that all of the representations and warranties of Seller set forth in this Agreement remain true and correct in all material respects as of the Effective
              Time;

        (12) A certified copy of a resolution of the Board of Directors of Seller, or its Executive Committee, approving the sale of the Banking Centers contemplated hereby;

        (13) Such certificates and other documents as Purchaser and its counsel may reasonably require to evidence the receipt by Seller of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement;

        (14) A Closing Statement, substantially in the form attached hereto as Exhibit 2.2(b)(14) (the
              "Closing Statement");

        (15) An affidavit of Seller certifying that Seller is not a "foreign person" as defined in the federal
              Foreign Investment in Real Property Tax Act of
              1980;

        (16)  The Power of Attorney; and

        (17) Such other documents and instruments necessary to effect and evidence transfers of title, recordation of assignments of title to the loans, where necessary, and the security for the loans, perfection of security interests being transferred to Purchaser and to carry out the letter and spirit of this Agreement.

              It is understood that the items listed in subsections b(5) and (9) shall be transferred after the Banking Centers have closed for business on the Closing Date and that the records listed in subsections b(6) and (7) will be transferred as soon as possible after the Closing, but in no event more than five business days after the Closing.

        (18) Title insurance policies, deeds and other instruments relating to the Real Property not already delivered to Purchaser.

        (19) Forms for the transfer of IRA accounts and the appointment of successor trustees.

        (20) Assignment of credit life insurance policies pursuant to Section 1.4(c).

    (c) At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall deliver to Seller:

        (1)   The Assignment and Assumption Agreement;

        (2) A certificate and receipt acknowledging the delivery and receipt of possession of the property and records referred to in this Agreement;

        (3) Immediately available funds in the net amount shown as owing to Seller by Purchaser on the Closing Statement, if any;

        (4) A certificate of a proper officer of Purchaser, dated as of the Date of Closing, certifying to the fulfillment of all conditions which are the obligation of Purchaser and that all of the representations and warranties of Purchaser set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

        (5) A certified copy of a resolution of the Board of Directors, or its Executive Committee, of Purchaser approving the purchase of the Banking
              Centers contemplated hereby;

        (6) Such certificates and other documents as Seller and its counsel may reasonably require to evidence the receipt of Purchaser of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement; and

        (7)   The Closing Statement.

    (d) All instruments, agreements and certificates described in this Section 2.2 shall be in form and substance reasonably satisfactory to the parties' respective legal counsel.

Section 2.3. Post-Closing Adjustments.
-----------  ------------------------

    (a) Not later than 30 business days after the Effective Time (the "Post-Closing Balance Sheet Delivery Date"), Seller shall deliver to Purchaser a balance sheet dated as of the Effective Time and prepared in accordance with generally accepted accounting principles consistently applied reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (the "Post-Closing Balance Sheet"). Additionally, Seller shall deliver to Purchaser a list of loans purchased, individually identified by account number, which list shall be appended to the Bill of Sale. Seller shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet and to be satisfied with the Post-Closing Balance Sheet. Within 15 business days following the Post-Closing Balance Sheet Delivery Date (the "Adjustment Payment Date"), Seller and Purchaser shall meet at the offices of Seller in Raleigh, North Carolina, or such other location as may be mutually agreed, to effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet together with interest thereon computed from the Effective Time to the Adjustment Payment Date at the applicable Federal Funds Rate (as hereinafter defined).

    (b) In the event that a dispute arises as to the appropriate amounts to be paid to either party on the Adjustment Payment Date, each party shall pay to the other on such Adjustment Payment Date all amounts other than those as to which a dispute exists. Any disputed amounts retained by a party which are later found to be due to the other party shall be paid to such other party promptly upon resolution with interest thereon from the Effective Time to the date paid at the applicable Federal Funds Rate. In the event representatives of each party are unable to resolve a dispute as to amounts to be paid hereunder, the parties will refer the disputed amounts to their respective public accountants to determine the correct amounts due. In the event the public accountants are unable to resolve the dispute, all information bearing on the issue shall be referred to an independent third-party accountant agreed on by the parties' public accountants, whose determination of the amounts due shall be final.

    (c) The Federal Funds Rate shall be the mean of the high and low rates quoted for Federal Funds in the Money Rates Column of the Wall Street Journal adjusted as such mean may increase or decrease during the period between the Effective Time and the Adjustment Payment Date.


                     ARTICLE III
                     -----------
                   INDEMNIFICATION
                   ---------------

Section 3.1. Seller's Indemnification of Purchaser.
-----------  -------------------------------------

     Seller shall indemnify, hold harmless and defend Purchaser from and against any breach by Seller of any representation, warranty or covenant contained herein and all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, arising out of any actions, suits or proceedings commenced prior to the Effective Time (other than proceedings to prevent or limit the consummation of this transaction) relating to operations at the Banking Centers or which arise out of actions, suits, or proceedings commenced on or after the

Effective Time but which relate to operations at the Banking Centers which occurred prior to the Effective Time; and, except as otherwise provided in this Agreement, Seller shall further indemnify, hold harmless and defend Purchaser from and against all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges) incurred by Seller prior to the Effective Time and which are claimed or demanded on or after the Effective Time, or which arise out of any actions, suits or proceedings commenced on or after the Effective Time and which relate to operations at the Banking Centers prior to the Effective Time.

Section 3.2. Purchaser's Indemnification of Seller.
-----------  -------------------------------------

     Purchaser shall indemnify, hold harmless and defend Seller from and against any breach by Purchaser of any representation, warranty or covenant contained herein and all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges), which Seller may receive, suffer or incur in connection with operations and transactions occurring after the Effective Time and which involve the Banking Centers, the assets transferred or the liabilities assumed pursuant to this Agreement.

Section 3.3. Claims for Indemnity.
-----------  --------------------

    (a) A claim for indemnity under Sections 3.1 or 3.2 of this Agreement may be made by the claiming party at any time prior to twelve (12) months after the Effective Time by the giving of written notice thereof to the other party, provided that any claims for indemnity arising from fraud or intentional misrepresentation may be made at any time prior to the expiration of the applicable statute of limitations or repose. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any such claim is made within such prescribed claim period, the indemnity relating to such claim shall survive until such claim is resolved. Claims not made within such claim period shall cease and no indemnity shall be made therefor.

    (b) In the event that any person or entity not a party to this Agreement shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 3.1 or
        3.2 hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim or lawsuit. In the event that the indemnifying party shall fail to respond within five calendar days after receipt of such notice of any such demand, claim or lawsuit, then the indemnified party shall retain counsel and conduct the defense of such demand, claim or lawsuit as it may in its discretion deem proper, at the cost and expense of the indemnifying party. In effecting the settlement of any such demand, claim or lawsuit, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party's approval will be implied if it does not respond within ten calendar days of its receipt of the notice of such settlement offer).

Section 3.4. Limitations on Indemnification.
-----------  ------------------------------

     Notwithstanding anything to the contrary contained in this
Article III, no indemnification shall be required to be made by any party until the aggregate amount of all such claims by a party exceeds $25,000. Once such aggregate amount exceeds $25,000, such party shall thereupon be entitled to indemnification for all amounts in excess of such $25,000. IN ADDITION, THE PARTIES SHALL HAVE NO OBLIGATIONS UNDER THIS
ARTICLE III FOR ANY CONSEQUENTIAL LIABILITY, DAMAGE OR LOSS THE INDEMNIFIED PARTY MAY SUFFER AS THE RESULT OF ANY DEMAND, CLAIM OR LAWSUIT.

                     ARTICLE IV
                     ----------
      REPRESENTATIONS AND WARRANTIES OF SELLER
      ----------------------------------------

     Seller hereby represents and warrants to Purchaser as follows, which representations and warranties shall survive the Effective Time for a period of 12 months, unless claims for violations of Seller's representations and warranties are based on fraud or intentional misrepresentation, in which case such claims will be governed by the applicable statute of limitations or repose:

Section 4.1. Corporate Organization.
-----------  ----------------------

     Seller is a state banking corporation duly organized, validly existing and in good standing under the laws of North Carolina. Seller has the corporate power and authority to own its properties, to carry on its business as currently conducted and to effect the transactions contemplated herein.

Section 4.2. No Violation.
-----------  ------------

     Since the dates the Banking Centers have been owned and operated by their respective Seller, the Banking Centers have been operated in all material respects in accordance with applicable laws, rules and regulations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with
(a) Seller's Articles of Incorporation or Bylaws; (b) any material provision of any material agreement or any other material restriction of any kind to which Seller is a party or by which Seller is bound; (c) any material statute, law, decree, regulation or order of any governmental authority; or (d) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Seller is a party.

Section 4.3. Corporate Authority.
-----------  -------------------

     The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by Seller's Board of Directors (or the Executive Committee thereof). No further corporate authorization is necessary for Seller to consummate the transactions contemplated hereunder.

Section 4.4. Enforceable Agreement.
-----------  ---------------------

     This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding agreement of Seller, enforceable in accordance with its terms.

Section 4.5. No Brokers.
-----------  ----------

     All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller, or an agent of Seller's behalf. Seller will be responsible for any commissions and other fees owed to such agents acting on Seller's behalf.

Section 4.6. Personal Property.
-----------  -----------------

     Seller owns, and will convey to Purchaser at the Closing, all of Seller's right, title and interest to all of the Personal Property (including the Loans) free and clear of any claims, mortgages, liens, security interests, pledges or encumbrances of any kind, except as may otherwise be set forth in this Agreement. The Deposit Liabilities are insured by the FDIC to the fullest extent permitted under federal law.

Section 4.7. Real Property.
-----------  -------------

     Seller makes the following representations regarding the Real Property:

    (a) Except as specifically set forth herein, Seller has no knowledge of any condemnation proceedings pending against the Real Property.

    (b) Except as specifically set forth in Exhibit 4.7(b) attached hereto and incorporated herein by reference, Seller has not entered into any agreement regarding the Real Property, and the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind (including any pursuant to environmental laws, rules or regulations), pending or outstanding, or to the knowledge of Seller, threatened or likely to be made or instituted, which would in any way be binding upon Purchaser or its successors or assigns or materially affect or limit Purchaser's or its successors' or assigns' use and enjoyment of the Real Property or which would materially limit or restrict Purchaser's right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

    (c) As to Real Property owned by Seller, Seller has or will have at Closing good and marketable fee simple title to the Real Property and, at Closing, will own the Real Property outright subject to no mortgage, pledge, lien, security interest, lease, charge, encumbrance or conditional sales or other title retention agreement except for real property taxes not yet due and payable, and easements and rights of way which do not materially interfere with the use of the Real Property as a Banking Centers. Purchaser's sole remedy for a breach of the representations and warranties in this Section 4.7 shall be to elect not to purchase the Real Property on which a Banking Centers is located as provided in Section 1.10.

    (d) As to Real Property leased by Seller, the Real Property Leases are valid and enforceable according to their terms, no rental or other payments are past due, and Seller has the right to assign the Real Property Leases. Seller has provided Purchaser with true and accurate copies of all Real Property Leases.

Section 4.8. Condition of Property.
-----------  ---------------------

     Except as may be otherwise specifically set forth in this Agreement, the Real Property and Personal Property to be purchased by Purchaser hereunder are sold AS IS, WHERE IS, with no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement. Seller has valid title to all Personal Property and the Loans and has the right to transfer them as provided in this Agreement.

Section 4.9. Loans.
-----------  -----

     Each Loan is in all respects what it purports to be, and, if originated by Seller, was made in the ordinary course of business, and, if originated by Seller, was not known to be uncollectible at the time it was made and, with respect to all Loans, is not now known to be uncollectible, and accrues interest in accordance with the terms of the Loan. To the best knowledge of Seller, the records of Seller regarding all Loans outstanding are accurate in all material respects and the risk classifications for the Loans outstanding are, in the best judgment of the management of Seller, appropriate. To the best knowledge of Seller except as disclosed in Exhibit 4.9 attached hereto and incorporated herein by reference, each Loan is the legal, valid and binding obligation of the obligor and any guarantor, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity, and no defense, offset or counterclaim has been asserted with respect to any such Loan. None of the Loans is in violation of any laws, regulations or rulings, and each of the Loans complies with applicable federal and state consumer protection, contract and usury laws, except for violations or failures to comply which, in the aggregate, would not result in an expense to Purchaser in excess of $25,000, provided that Purchaser shall have the duty to mitigate its damages in the event it discovers any violations or failures to comply among the Loans.

Section 4.10. Environmental Matters.
------------  ---------------------

     For purposes of this subsection, the following terms shall have the indicated meaning; "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resources), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term "Environmental Law" includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C.
Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C.
Section 300f, et seq; and all comparable state and local laws, and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance. "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

     Except as disclosed in Exhibit 4.10, or in any Phase I and/or other environmental reports made available by Seller to Purchaser, to the knowledge of Seller without further inspection, Seller has not been nor is in material violation of Environmental Law as to the Real Property on which the Banking Centers are located. Seller makes no representation as to the accuracy of the Phase I environmental reports made available to Purchaser.

Section 4.11. Litigation and Claims.
------------  ---------------------

     There is no pending or threatened litigation relating to the operations of the Banking Centers, and Seller has no knowledge of any state of facts or the occurrence of any event which could form the basis for any claim which could affect the Banking Centers or the transactions contemplated herein.

Section 4.12. Limitation of Representations and Warranties.
------------  --------------------------------------------

     Except as may be expressly represented or warranted in this Agreement by Seller, Seller makes no representations or warranties whatsoever with regard to any asset being transferred to Purchaser or any liability or obligation being assumed by Purchaser or as to any other matter or thing.

Section 4.13. No Agreement with Customers.
------------  ---------------------------

     Seller has made no agreement with any customer of the Banking Centers to retain that customer's deposits which would be a part of the Deposit Liabilities transferred as provided herein.

                      ARTICLE V
                      ---------
     REPRESENTATIONS AND WARRANTIES OF PURCHASER
     -------------------------------------------

     Purchaser hereby represents and warrants to Seller as follows:

Section 5.1. Corporate Organization.
-----------  ----------------------

     Purchaser is state banking association, duly organized, validly existing and in good standing under the laws of the State of North Carolina. Purchaser has the corporate power and authority to own the properties being acquired, to assume the liabilities being transferred and to effect the transactions contemplated herein.

Section 5.2. No Violation.
-----------  ------------

     Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (a) the Articles of Incorporation or Bylaws of Purchaser; any material provision of any material agreement or any other material restriction of any kind to which Purchaser is a party or by which Purchaser is bound; (b) any material statute, law, decree, regulation or order of any governmental authority; or (c) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Purchaser is a party.

Section 5.3. Corporate Authority.
-----------  -------------------

     The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by the Board of Directors (or Executive
Committee) of Purchaser. No further corporate authorization on the part of Purchaser is necessary to consummate the transactions contemplated hereunder.

Section 5.4. Enforceable Agreement.
-----------  ---------------------

     This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding agreement of Purchaser enforceable in accordance with its terms.

Section 5.5. No Brokers.
-----------  ----------

     All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Seller or Seller's agent and Purchaser, and there has been no participation or intervention by any other person, firm or corporation employed or engaged by or on behalf of Purchaser in such a manner as to give rise to any valid claim against Seller for a brokerage commission, finder's fee or like commission.

                     ARTICLE VI
                     ----------
OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME
--------------------------------------------------------

Section 6.1. Full Access.
-----------  -----------

     Seller shall afford to the officers and authorized representatives of Purchaser, upon prior notice and subject to Seller's normal security requirements, access to the properties, books and records pertaining to the Banking Centers (including loans to be conveyed under this Agreement) in order that Purchaser may have full opportunity to make reasonable investigations, at reasonable times without interfering with the normal business and operations of the Banking Centers, or the affairs of Seller relating to the Banking Centers. The officers of Seller shall furnish Purchaser with one standard set of such additional financial and operating data and other information as to its business and properties at the Banking Centers, or where otherwise located, as Purchaser may, from time to time, reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to effect this transaction. Any additional copies of such information shall be produced and provided at Purchaser's expense. Nothing in this Section 6.1 shall require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. Records, including credit information, relating to the Loans will be made available for review by Purchaser no later than 3 calendar days after the execution of this Agreement. It is understood that certain of Seller's records may be available only in the form of photocopies, film copies or other non-original and non-paper media. Seller shall permit Purchaser from and after the date of public notice of the transactions provided under this Agreement to perform training of Seller's personnel at the Banking Centers regarding Purchaser's systems and methods of doing business, such training to be performed at the Banking Centers or at other locations selected by Purchaser. Seller shall permit Purchaser, from and after the date of public announcement of the transactions provided under this Agreement, to install equipment at the Banking Centers that will be used for branch operations after the Closing. Purchaser shall not perform such training or install such equipment in a manner that unreasonably disrupts Seller's operations prior to Closing.

Section 6.2. Delivery of Magnetic Media Records.
-----------  ----------------------------------

     Seller shall prepare or cause to be prepared at its expense and make available to Purchaser at Seller's data processing center magnetic media records in Seller's field format after the execution of this Agreement as soon as practical and in no event later than 15 calendar days from the date of this Agreement and further shall make available to Purchaser such records updated as of the Closing Date, which records shall contain the information related to the items described in Subsections 2.2(b)(6) and (b)(6) above. Such updated records shall be made available at the Closing or at such time after Closing as agreed to by the parties. If agreed by the parties, Seller may provide some or all of such reports in paper format instead of magnetic media format.

Seller agrees to provide Purchaser with copies of this information which relate to assets purchased and liabilities assumed by Purchaser .

Section 6.3.  Application for Approval to Effect Purchase of
-----------   ----------------------------------------------
              Assets and Assumption of Liabilities.
              ------------------------------------

     On or before December 17, 1999, Purchaser shall prepare and file applications required by law with the appropriate regulatory authorities for approval to purchase and assume the aforesaid assets and liabilities, to establish branches at the locations of the Banking Centers, and to effect in all other respects the transactions contemplated herein. Purchaser agrees to process such applications in a diligent manner and on a priority basis and to provide Seller promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence and other documents with respect thereto, and to use its best efforts to obtain all necessary regulatory approvals. On the date hereof, neither Seller nor Purchaser knows of any reason why such applications should not receive all such approvals. Purchaser shall promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has been denied. Seller shall provide such assistance and information to Purchaser as shall be reasonably necessary for Purchaser to comply with the requirements of the applicable regulatory authorities.

Section 6.4. Conduct of Business; Maintenance of Properties.
-----------  ----------------------------------------------

     From the date hereof until the Effective Time, Seller covenants that it will:

    (a) Carry on, or caused to be carried on, the business of the Banking Centers substantially in the ordinary course and in the same manner as on the date hereof; use all reasonable efforts to preserve intact its current business organization and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts will be retained at the Banking Centers; and make new or renew existing Loans at the Banking Centers only in the ordinary course consistent with past practices; provided, however, that Seller need not, in its sole discretion, advertise or promote new or substantially new customer services in the principal market area of the Banking Centers;

    (b) Cooperate with and assist Purchaser in assuring the orderly transition of the business of the Banking
        Centers to Purchaser from Seller;

    (c) Maintain the Real Property and the Personal Property in its current condition, ordinary wear and tear excepted;

    (d) Not increase the salary of any employee of the Banking Centers except for ordinary merit increases granted under Seller's current personnel policies and not hire any new employees for the Banking Centers other than replacement employees;

    (e) Not change interest rates paid in the Banking Centers except as on a basis consistent with past practices on a regional or statewide basis; and

    (f) Not make any commitments for expenditures for capital improvements at any of the Banking centers without Purchaser's prior written consent.

Section 6.5. No Solicitation by Seller.
-----------  -------------------------

     For a period of 12 months after the Effective Time, neither Seller nor its affiliates nor its employees will specifically target and solicit customers of the Banking Centers personally or utilizing any customer or mailing list which consists primarily of customers of the Banking Centers; provided, however, these restrictions shall not restrict (i) general mass mailings, telemarketing calls, statement stuffers and other similar communications directed to the then current customers of Seller or Seller's affiliates, or to the public (but not through the use of lists consisting solely of Banking Center customers) or newspaper, radio or television advertisements of a general nature, (ii) restrict Seller from soliciting any of the accounts listed in Exhibit 1.2(a)(2) or responding to requests for bids from any customers in accordance with their usual and customary bidding procedures, or (iii) otherwise prevent Seller from taking such actions as may be required to comply with any applicable federal or state laws, rules or regulations. In addition, these restrictions shall not restrict (a) the solicitation of (i) commercial accounts normally established and maintained in offices other than the Banking Centers or (ii) any credit or debit card customer which has an agreement with Seller for merchant services or (b) the ability of Seller to install, operate and serve customers needs through automated teller machines at any location.

Section 6.6. Further Actions.
-----------  ---------------

     The parties hereto shall, whether before or after the Effective Time, execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement.

Section 6.7. Fees and Expenses.
-----------  -----------------

     Purchaser shall be responsible for the costs of all title examinations, title insurance fees, surveys, its own attorneys' and accountants' fees and expenses, recording costs, transfer fees, documentary stamps, and other expenses arising in connection therewith. Seller shall be responsible for its own attorneys' and accountants' fees and expenses related to this transaction.

Section 6.8. Breaches with Third Parties.
-----------  ---------------------------

     If the assignment of any material claim, contract, license, lease, commitment, sales order or purchase order (or any material claim or right or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Purchaser or Seller thereunder, then such assignment is hereby made subject to such consent or approval being obtained.

Section 6.9. Insurance.
-----------  ---------

     As of the Effective Time, Seller will discontinue its insurance coverage maintained in connection with the Banking Centers and the activities conducted thereon. Purchaser shall be responsible for all insurance protection for the Banking Centers' premises and the activities conducted thereon immediately following the Effective Time. Pending the Closing, risk of loss shall be the responsibility of Seller. In the event of a total or major loss to a Banking Center prior to Closing such that Seller, at its option, decided not to replace and reopen the Banking Center, the Deposit Liabilities, Loans and other assets and liabilities to be transferred to Purchaser under this Agreement shall be transferred to the nearest Banking Center covered by the Agreement, unless the damaged Banking Center is Tarboro, in which case the parties may agree that Seller may provide a temporary facility for use by Purchaser for a period not to exceed 12 months after Closing.

Section 6.10. Public Announcements.
------------  --------------------

     Seller and Purchaser agree that, from the date hereof, neither shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein, unless otherwise required by law, without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment. Further, Seller and Purchaser acknowledge the sensitivity of this transaction to the Employees and no announcements or communications with the public or these Employees shall be made without the prior approval of Seller.

Section 6.11. Tax Reporting.
------------  -------------

     Purchaser will comply with all 2000 tax reporting obligations with respect to the transferred assets and liabilities. Seller will provide Purchaser with all 1098 and 1099 data on the transferred assets and liabilities for the partial year prior to the Effective Time. Seller agrees to indemnify and hold Purchaser harmless from any loss, including reasonable attorneys' fees and expenses, which it may incur due to the inaccuracy or incompleteness of data provided by Seller pursuant to this Section 6.11. Notwithstanding any other provision in this Agreement to the contrary and subject to any applicable statutes of limitations or repose with respect to the subject matter underlying the claim for indemnification, any claim for indemnity pursuant to the Section 6.11 may be made by the Purchaser at any time after the Effective Time.


                     ARTICLE VII
                     -----------
        CONDITIONS TO PURCHASER'S OBLIGATIONS
        -------------------------------------

     The obligation of Purchaser to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 7.1. Representations and Warranties True.
-----------  -----------------------------------

     The representations and warranties made by Seller in this Agreement shall be true in all material respects on and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Purchaser.

Section 7.2. Obligations Performed.
-----------  ---------------------

     Seller shall (a) deliver or make available to Purchaser those items required by Section 2.2 hereof, and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 7.3. No Adverse Litigation.
-----------  ---------------------

     As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Seller which is reasonably likely to (a) materially and adversely affect the business, properties and assets of the Banking Centers, or (b) materially and adversely affect the transactions contemplated herein.

Section 7.4. Regulatory Approval.
-----------  -------------------

     (a) Purchaser and Seller shall have received all necessary regulatory approvals of the transactions provided in this Agreement, all notice and waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

     (b) Such approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Purchaser.

Section 7.5. Data Processing Conversion and Item Processing.
-----------  ----------------------------------------------

     Arrangements satisfactory to Purchaser shall have been agreed to with Seller with respect to (i) the conversion of applicable deposit and loan data and files from Seller's to Purchaser's data processing system and (ii) the processing of items received by Seller after the Effective Time which are drawn on or chargeable to the Deposit Liabilities.


                    ARTICLE VIII
                    ------------
         CONDITIONS TO SELLER'S OBLIGATIONS
         ----------------------------------

     The obligation of Seller to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Closing, of each of the following conditions:

Section 8.1. Representations and Warranties True.
-----------  -----------------------------------

     The representations and warranties made by Purchaser in this Agreement shall be true in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Seller.

Section 8.2. Obligations Performed.
-----------  ---------------------

     Purchaser shall (a) deliver to Seller those items required by Section 2.2 hereof, and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 8.3. No Adverse Litigation.
-----------  ---------------------

     As of the Effective Time, no action, suit or proceeding shall be pending or threatened against Purchaser or Seller which might materially and adversely affect the transactions contemplated hereunder.

Section 8.4. Regulatory Approval.
-----------  -------------------

    (a) Seller and Purchaser shall have received from the appropriate regulatory authorities approval of the transactions contemplated herein, waiting periods required by law to pass shall have passed, no proceeding to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and any conditions of any regulatory approval shall have been met.

    (b) Such approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Seller.


                      ARTICLE IX
                      ----------
                     TERMINATION
                     -----------

Section 9.1. Methods of Termination.
-----------  ----------------------

     This Agreement may be terminated in any of the following ways:

    (a) at any time on or prior to the Effective Time by the mutual consent in writing of Purchaser and Seller;

    (b) by Purchaser in writing if the conditions set forth in
        Article VII of this Agreement shall not have been met by Seller or waived in writing by Purchaser within 31 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired;

    (c) by Seller in writing if the conditions set forth in
        Article VIII of this Agreement shall not have been met by Purchaser or waived in writing by Seller within 31 calendar days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired;

    (d) any time prior to the Effective Time, by Purchaser or Seller in writing if the other shall have been in breach of any representation and warranty in any material respect (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 30 calendar days after the giving of notice to the breaching party of such breach or the Effective Time; provided, however, that there shall be no cure period in connection with any breach of Section 6.3 hereof, so long as such breach by Purchaser was not caused by any action or inaction of Seller, and Seller may terminate this Agreement immediately if regulatory applications are not filed on or before December 17, 1999, as provided in that Section; or

    (e) by Seller or Purchaser in writing at any time after any applicable regulatory authority has denied approval of any application of Purchaser for approval of the transactions contemplated herein.

Section 9.2. Procedure Upon Termination.
-----------  --------------------------

     In the event of termination pursuant to Section 9.1 hereof, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate.

     If this Agreement is terminated as provided herein,

        (1) each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same; and

        (2) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

Section 9.3. Payment of Expenses.
-----------  -------------------

     Should the transactions contemplated herein not be consummated because of a party's willful breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses.



                      ARTICLE X
                      ---------
              MISCELLANEOUS PROVISIONS
              ------------------------

Section 10.1. Amendment and Modification.
------------  --------------------------

     The parties hereto, by mutual consent of their duly authorized officers, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing. In addition to this Agreement, the parties may operate also according to guidelines in a Working Agreement. In the event of a conflict between this Agreement and the Working Agreement, the terms and conditions of this Agreement shall control.

Section 10.2. Waiver or Extension.
------------  -------------------

     Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein.

Section 10.3. Assignment.
------------  ----------

     This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other.

Section 10.4. Confidentiality.
------------  ---------------

     Seller and Purchaser agree that the Confidentiality
Agreement dated November 19, 1999, between Seller and Purchaser
(the "Confidentiality Agreement") shall survive the execution hereof and the consummation of the transactions contemplated herein.

Section 10.5. Addresses for Notices, Etc.
------------  --------------------------

     All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and mailed (by registered or certified mail, return receipt requested), telegraphed, telexed, telecopied or personally delivered (with receipt thereof acknowledged) to the applicable party at the address indicated below:

If to Seller:
------------
                                          Centura Bank
Triangle Bank                             P.O. Box 1220
4300 Glenwood Avenue                      Mailcode 000-901-0104
Raleigh, NC  27612              and to:   Rocky Mount, NC  27802-1220
Fax Number (919) 781-6042       ------    Fax Number (252) 454-8283
Attention:  Alexander M. Donaldson        Attention:  John B. Fleming, Jr.

If to Purchaser:
---------------                           Housley, Kantarian & Bronstein, P.C.
First South Bank                          1220 19th Street, N.W.
1311 Carolina Avenue Street               Suite 700
Washington, NC  27889                     Washington, DC  20026
Fax Number (252) 946-3873                 Fax Number (202) 822-0140
Attention: Thomas A. Vann, President      Attention:  Joel E. Rappoport, Esq.

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.

Section 10.6. Counterparts.
------------  ------------

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.7. Headings.
------------  --------

      The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part thereof.

Section 10.8. Governing Law
------------  -------------

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

Section 10.9. Sole Agreement.
------------  --------------

     Except for the Confidentiality Agreement, this Agreement and the exhibits and attachments hereto represent the sole agreement between the parties hereto respecting the transactions contemplated hereby and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and merged herein.

Section 10.10. Severability.
-------------  ------------

     If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

Section 10.11. Parties In Interest.
-------------  -------------------

     Nothing in this Agreement, express or implied, expressly including, without limiting the generality of the foregoing in any way, the provisions of Section 1.6(a) hereof, is intended or shall be construed to confer upon or give to any person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

SELLER:

ATTEST:                       TRIANGLE BANK

By: /s/ Alexander M. Donaldson  By: /s/ Michael S. Patterson
    --------------------------      -------------------------
Name:  Alexander M. Donaldson   Name: Michael S. Patterson
Title: Assistant Secretary      Title: President and Chief
                                       Executive Officer

ATTEST:                       CENTURA BANK

By: /s/ John D. Fleming, Jr.    By: /s/ Frank L. Patillo
    ------------------------        --------------------
Name:  John D. Fleming, Jr.     Name: Frank L. Patillo
Title: Assistant Secretary      Title: Vice Chairman


PURCHASER:

ATTEST:                       FIRST SOUTH BANK


By:/s/ William L. Wall           By: /s/ Thomas A. Vann
   -------------------              -------------------
Name:  William L. Wall           Name: Thomas A. Vann
Title: Executive Vice            Title: President
       President and
       Secretary